EXHIBIT 10

AMENDMENT NO. 1 TO REIMBURSEMENT AGREEMENT

THIS AMENDMENT NO. 1 TO REIMBURSEMENT AGREEMENT (the “Amendment”) is made and entered into as of this 6th day of July, 2004, to the Reimbursement Agreement, dated as of October 28, 2003 (the “Agreement”), by and between Richard J. Heckmann (“Heckmann”), and K2 Inc., a Delaware corporation (“K2”). Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the meanings ascribed thereto in the Agreement, as amended hereby.

RECITALS:

WHEREAS, it is in the best interests of K2 that certain senior members of management of K2 be provided with access to timely, safe and secure air transportation;

WHEREAS, commercial air travel, in light of the travel demands on senior management, is often not conducive to senior management’s ability to promptly and efficiently travel for K2 business;

WHEREAS, K2 wishes to reimburse Heckmann for operating expenses and incidental costs related to the use of the Aircraft in connection with travel on K2 business by K2 senior management;

WHEREAS, in light of the fact that Heckmann had incurred expenses and costs at his own expense for the operation of the Aircraft, which expenses totaled in excess of $750,000 from December 16, 2002 through September 2, 2003, the Corporation caused such expenses to be paid retrocatively to September 3, 2003;

WHEREAS, on October 28, 2003, K2 entered into the Agreement pursuant to which K2 agreed to reimburse Heckmann for certain expenses and costs related to the use of the Aircraft;

WHEREAS, K2 and Heckmann have since determined that, notwithstanding the terms of the Agreement, that Heckmann continues to incur expenses and costs that are not reimbursed for the operation and maintenance of the Aircraft in connection with K2 business;

WHEREAS, K2 wishes to reimburse Heckmann for certain additional costs and expenses related to the use of the Aircraft in connection with K2 business; and

WHEREAS, this Amendment has been prepared to amend the Agreement pursuant to which K2 will agree to reimburse Heckmann for certain additional expenses and costs; and

WHEREAS, Section 9(g) of the Agreement provides that any amendment to the Agreement requires a writing to be signed by K2 and Heckmann.

NOW, THEREFORE, BE IT RESOLVED, THAT, in consideration of the mutual promises, agreements, covenants, warranties, representations and provisions contained herein, the parties agree as follows:

1. Amendment to Section 4(a)(i) of the Agreement. Section 4(a)(i) of the Agreement is deleted in its entirety and is replaced with the following:

“(a) K2 shall reimburse Heckmann in connection with his use of the Aircraft during the Term for K2 business travel the following amounts (referred to collectively as the “Reimbursement Amounts”) as well as the amounts set forth in Sections 6 and 7, in each case within 30 days of receipt of an invoice from Heckmann or his representative with respect to such use:

(i)	$3,200 per operating hour for use of the Aircraft, as such rate may be adjusted periodically by the mutual consent of the parties;”

2. Amendment to Section 4(b) of the Agreement. Section 4(b) of the Agreement is deleted in its entirety and is replaced with the following:

“(b) In no event shall the amount reimbursed under this Agreement on an annual basis exceed $2.0 million without the further written consent of K2’s Compensation Committee of the Board of Directors.”

3. Amendment to Section 6 of the Agreement. Section 6 of the Agreement is deleted in its entirety and is replaced with the following:

“6. Operation and Maintenance Responsibilities of Heckmann. This Agreement is not intended to constitute a lease of the Aircraft. Heckmann shall be in operational control of the Aircraft at all times during the Term. Heckmann shall operate and maintain such Aircraft in compliance with all applicable laws and regulations. Notwithstanding the foregoing, K2 shall reimburse Heckmann for its pro rata portion of the operation and maintenance costs and expenses of the

Aircraft. The pro rata amount due by K2 in respect of the Aircraft shall be calculated by multiplying the maintenance costs and expenses due and owing by the K2 Business Aircraft Percentage. ‘K2 Business Aircraft Percentage’ will be calculated by dividing the number of hours that the Aircraft is used in connection with K2 business during the preceding 12 months by the total number of hours that the Aircraft is used during such same period.

4. Amendment to Section 7 of the Agreement. Section 7 of the Agreement is deleted in its entirety and is replaced with the following:

“7. Insurance. Heckmann shall maintain in effect throughout the Term, insurance policies containing such provisions and providing such coverages as K2 and Heckmann deem appropriate, and K2 shall reimburse Heckmann for its pro rata portion of such insurance policies. The pro rata amount due by K2 shall be calculated by multiplying the insurance policies expenses due and owing in respect of the Aircraft by the K2 Business Aircraft Percentage. Notwithstanding the foregoing, Heckmann shall maintain property damage and personal injury aviation liability insurance with coverage in the amount of no less than $50,000,000 combined single limit per occurrence (the “Required Insurance”). Heckmann shall cause the policies providing the Required Insurance to (a) name K2 as an additional insured, (b) not be subject to any offset by any other insurance carried by Heckmann or K2, (c) contain a waiver by the insurer of any subrogation rights against K2, (d) insure the interest of K2, regardless of any breach or violation by the Heckmann or of any other person (other than is solely attributable to the gross negligence or willful misconduct of K2) of any warranty, declaration or condition contained in such policies, (e) include a severability of interests endorsement providing that such policy shall operate in the same manner (except for the limits of coverage) as if there were a separate policy covering each insured and (f) not be subject to cancellation or material modification without at least 30 days’ written notice to K2. K2 acknowledges that Heckmann does not maintain and is not required to maintain insurance against perils covered by “war risk” insurance, including acts of war, hijacking, nuclear detonation, strikes, sabotage, confiscation, and terrorism.”

5. California Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, regardless of the choice of law provisions of California or any other jurisdiction

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which independently shall be deemed to be an original, and all of which together shall constitute one instrument.

7. Full Force and Effect. Except as expressly set forth herein, this Amendment shall not operate as a waiver or an amendment to any of the terms, conditions, rights or privileges of the parties to the Agreement, and all of the other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have each caused this Amendment to be duly executed effective as of the day and year first written above.

HECKMANN:	K2:

K2 INC.

/s/ Richard J. Heckmann	By:	/s/ Monte H. Baier
Richard J. Heckmann
	Its:	Vice President and General Counsel